EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

NEOGEN CORPORATION AND SUBSIDIARIES

May 31, 2022

WHERE INCORPORATED
Abbott Analytical Limited	England, United Kingdom
Abtek (Biologicals) Limited	England, United Kingdom
Acumedia Manufacturers, Inc.	Michigan, U.S.
CAP IM Supply, LLC	Delaware, U.S.
CAP Supply, LLC	Delaware, U.S.
Chem-Tech, Ltd.	Michigan, U.S.
Delf Chem Solutions, Ltd.	Ireland
Delf (UK) Limited	England, United Kingdom
Falcon New OpCo, LLC	Delaware, U.S.
GeneSeek, Inc.	Nebraska, U.S.
Genetic Veterinary Services, LLC	Delaware, U.S.
Hacco, Inc.	Michigan, U.S.
Lab M Holding Limited	England, United Kingdom
Lab M Limited	England, United Kingdom
Megazyme, Inc.	Delaware, U.S.
Megazyme, IP	Ireland
Megazyme, Ltd.	Ireland
Neogen Argentina S.A.	Argentina
Neogen Australasia Pty Limited	Australia
Neogen Bio-Scientific Technology (Shanghai) Co., Ltd.	China
Neogen Canada	Canada
Neogen Canada Properties I, Inc.	Canada
Neogen Chile SpA	Chile
Neogen do Brasil Productos Para Labratories LTDA.	Brazil
Neogen DR, S.r.l.	Dominican Republic
Neogen Europe Limited	Scotland, United Kingdom
Neogen Food and Animal Security (India) PVT, LTD	India
Neogen Guatemala S.A.	Guatemala
Neogen Ireland	Ireland
Neogen Italia S.r.l.	Italy
Neogen Latinoamerica S.A.P.I. DE C.V.	Mexico
Neogen Properties, LLC II	Michigan, U.S.
Neogen Properties, LLC III	Michigan, U.S.
Neogen Properties, LLC IX	Michigan, U.S.
Neogen Properties, LLC V	Michigan, U.S.
Neogen Properties, LLC VI	Michigan, U.S.
Neogen Properties, LLC VII	Nebraska, U.S.
Neogen Uruguay S.A.	Uruguay
Preserve International	Nevada, U.S.
Quat-Chem, Ltd.	England, United Kingdom
Rogama Industria Comercio Ltda.	Brazil
RMT Nova Sub, Inc.	Delaware, U.S.

All subsidiaries listed above are 100% owned by Neogen Corporation and included in the consolidated financial statements of the Company.